Exhibit 99.1

PRESS RELEASE	Contact:	Jeffrey Freedman
Vice President — IR
713-369-0550
ALLIS-CHALMERS ENERGY REPORTS
SECOND QUARTER 2008 RESULTS
HOUSTON, TEXAS, August 4, 2008 — Allis-Chalmers Energy Inc. (NYSE: ALY) today announced results for the three and six months ended June 30, 2008.
Revenues for the second quarter of 2008 rose 13.8% to $163.1 million compared to $143.4 million for the second quarter of 2007. Income from operations for the second quarter of 2008 decreased to $27.7 million compared to $41.5 million in the second quarter of 2007. Net income for the second quarter of 2008 was $10.6 million, or $0.30 per diluted share, compared to $19.5 million, or $0.55 per diluted share in the second quarter of 2007. Results in the second quarter of 2007 include an $8.9 million pre-tax gain on the sale of our capillary tubing assets, equal to approximately $0.16 in earnings per share. Excluding the impact of the gain, the decrease in operating income and net income in the second quarter of 2008 as compared to the second quarter of 2007 was principally due to the reduction in revenues in our Rental Services segment.
Revenues for the first six months of 2008 rose 13.3% to $316.3 million compared to $279.3 million for the first six months of 2007. Income from operations for the first six months of 2008 decreased to $51.3 million compared to $72.9 million for the first six months of 2007. Net income for the first six months of 2008 was $18.6 million, or $0.53 per diluted share, compared to $31.7 million, or $0.93 per diluted share for the first six months of 2007. Results for the first six months of 2007 include an $8.9 million pre-tax gain on the sale of assets, equal to approximately $0.16 in earnings per share.
Adjusted EBITDA was $46.2 million for the second quarter of 2008, compared to $55.4 million for the second quarter of 2007. For the first six months of 2008 Adjusted EBITDA was $88.0 million compared to $100.5 million for the first six months of 2007. Adjusted EBITDA for 2007 includes the $8.9 million gain on the sale of assets. EBITDA and Adjusted EBITDA are non-GAAP financial measures that are not necessarily comparable from one company to another and additional information and discussion regarding EBITDA and Adjusted EBITDA are provided later in this release.

Weighted average shares of common stock outstanding on a diluted basis increased 1% to 35.5 million shares for the second quarter of 2008 compared to 35.2 million shares for the second quarter of 2007. The provision for income taxes for the second quarter of 2008 was $7.0 million, or 39.8% of net income before income taxes, compared to $11.3 million, or 36.7% of net income before income taxes, for the second quarter of 2007.
Micki Hidayatallah, Allis-Chalmers’ Chairman and Chief Executive Officer, stated, “In the second quarter of 2008, our operations performed as we had anticipated. Compared to the first quarter of 2008, our net income increased 31.2% and our earnings per share increased 30.4%. We expect that in the second half of 2008 and during 2009, our Oilfield Services Segment, which includes our underbalanced drilling, directional drilling, tubular and production services operations, will see the benefits of our capital expenditure program. In particular, we expect this segment to benefit from the new casing running tools delivered to us in the second quarter of 2008, and the six new coiled tubing units that we expect to receive during the third and fourth quarters of 2008. Our Rental Services segment entered into a 300 day contract in Libya for the rental of drill pipe. We have also increased our presence in the U.S. land market in an effort to replace Rental Services revenues lost as a result of the migration of rigs away from the U.S. Gulf of Mexico. These strategic initiatives resulted in a sequential increase of 48.9% in the operating income of our Rental Services segment in the second quarter of 2008 compared to the first quarter of 2008.”
Mr. Hidayatallah also stated, “Our Drilling and Completion segment, while attaining higher levels of both revenue and operating income compared to the first quarter of 2008, faced short term challenges due to the labor and political environment in Argentina. In the second quarter of 2008 the Argentine oil industry experienced strikes in the Neuquen area and a supervisor work slow-down in Comodoro. In addition, rig movements were delayed because of road blockades by the farmers and the builders’ union. We also had idle time on our 3000 hp rig in Bolivia because of ever changing tax, royalty and ownership issues facing our customers in that country. Labor-related expenses and other costs have also increased in connection with the delivery of our new rigs prior to their being placed in service. We expect that by the fourth quarter of 2008 we will be operating all of our new workover and drilling rigs at more favorable prices.”
Mr. Hidayatallah concluded, “We expect a strong drilling and production market both in the U.S. and internationally in 2009. As demand for oilfield services increases, and equipment utilization improves, Allis-Chalmers anticipates being in a unique position to benefit from its integrated service offerings.”

Segment Results for Second Quarter 2008
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Oilfield Services. Revenues were $68.7 million for the three months ended June 30, 2008, an increase of 18.1% compared to $58.1 million in revenues for the three months ended June 30, 2007. Our Oilfield Services segment revenues for the second quarter of 2008 increased compared to the second quarter of 2007 due primarily to our investment in new equipment in 2007 and in 2008, including air-drilling compressors, foam units, casing and tubing tools and coiled tubing units. Results in the Oilfield Services segment also improved due to small acquisitions completed in 2007. These acquisitions added downhole motors, MWD tools and directional drillers and enabled us to expand our directional drilling business in the Northern Rocky Mountains and the Mid-Continent areas. Income from operations decreased to $13.1 million in the second quarter of 2008 compared to $20.6 million in the second quarter of 2007 due to the $8.9 million gain on the sale of capillary assets recognized in the three months ended June 30, 2007. Without this gain in the year-ago quarter, operating income would have increased 11.6% period over period for the reasons enumerated above.

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Drilling and Completion. Revenues for the quarter ended June 30, 2008 for the Drilling and Completion segment were $69.8 million, an increase from $52.9 million in revenues for the quarter ended June 30, 2007. Our Drilling and Completion segment revenues increased in the second quarter of 2008 due to increased pricing for our drilling and workover services in Argentina and the activation of eight new service rigs during the first quarter of 2008 and two new service rigs during the second quarter of 2008. The new service rigs are part of our 20 rig order (16 service and 4 drilling rigs) which we expect to place in service throughout 2008. Income from operations decreased to $9.4 million in the second quarter of 2008 compared to $10.2 million in the second quarter of 2007. This was due primarily to higher wages, other payroll expenses and the increase in administrative costs all relating to labor concessions in Argentina granted by the oil industry during the second half of 2007 and the effect of labor strikes and work slow-downs resulting from the labor and political environment in Argentina. Additionally, operating income was also impacted by a significant increase in our labor force and labor-related expenses in connection with the delivery of new rigs prior to their activation.

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Rental Services. Revenues for the quarter ended June 30, 2008 for the Rental Services segment were $24.7 million, a decrease from $32.4 million in revenues for the quarter ended June 30, 2007. Income from operations decreased to $9.3 million in the second quarter of 2008 compared to $14.8 million in the second quarter of 2007. Our Rental Services segment revenues and operating income for the second quarter of 2008 decreased compared to the prior year due primarily to the decrease in utilization of our rental equipment and a more competitive pricing environment due to a decrease in drilling activity in the Gulf of Mexico.

Conference Call
Allis-Chalmers has scheduled a conference call to be held on Monday, August 4, 2008 at 10:00 am Eastern time, 9:00 am Central time. The call will be web cast live on the Internet through the Investor Relations page on the Allis-Chalmers’ website. To participate by telephone, call (888) 771-4350 domestically or (847) 585-4343 internationally ten minutes prior to the start time. The confirmation number is 22369529. Participants may pre-register for the call at the following link and will be issued a new phone number and a PIN number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.
http://web.meetme.net/r.aspx?p=1&a=70542236952938
A telephonic replay will be available through August 11, 2008 and may be accessed by calling (888) 843-8996 domestically or (630) 652-3044 internationally, and using the passcode 9685506. The call will be available for replay through Allis-Chalmers’ website.
About Allis-Chalmers
Allis-Chalmers Energy Inc. is a Houston-based multi-faceted oilfield company. We provide services and equipment to oil and natural gas exploration and production companies, domestically primarily in Texas, Louisiana, New Mexico, Colorado, Oklahoma, Mississippi, Wyoming, Arkansas, West Virginia, offshore in the Gulf of Mexico, and internationally, primarily in Argentina and Mexico. Allis-Chalmers provides rental services, international drilling, directional drilling, tubular services, underbalanced drilling, and productions services. For more information, visit our website at http://www.alchenergy.com or request future press releases via email at http://www.b2i.us/irpass.asp?BzID=1233&to=ea&s=0.
Forward-Looking Statements
This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Allis-Chalmers’ business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release.
Although forward-looking statements in this press release reflect the good faith judgment of our management, such statements can only be based on facts and factors that our management currently knows. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which Allis-Chalmers operates, competition, obsolescence of products and services, the ability to obtain financing to support operations, environmental and other casualty risks, and the effect of government regulation.

Further information about the risks and uncertainties that may affect our business are set forth in our most recent filings on Form 10-K (including without limitation in the “Risk Factors” section) and in our other SEC filings and publicly available documents. We urge readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Allis-Chalmers undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this press release.
Important Information
In connection with the proposed merger, Allis-Chalmers and Bronco Drilling have filed a preliminary joint proxy statement/prospectus and both companies have filed and will file other relevant documents concerning the proposed merger transaction with the SEC. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE MERGER. Investors and security holders may obtain a free copy of the definitive joint proxy statement/prospectus (when available) and the other documents free of charge at the website maintained by the SEC at www.sec.gov.
The documents filed with the SEC by Allis-Chalmers may be obtained free of charge from Allis-Chalmers’ website at www.alchenergy.com or by calling Allis-Chalmers’ Investor Relations department at (713) 369-0550. The documents filed with the SEC by Bronco Drilling may be obtained free of charge from Bronco Drilling’s website at www.broncodrill.com or by calling Bronco Drilling’s Investor Relations department at (405) 242-4444. Investors and security holders are urged to read the joint proxy statement/prospectus, as it may be amended or supplemented from time to time, and the other relevant materials before making any voting or investment decision with respect to the proposed merger.
Allis-Chalmers, Bronco Drilling and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the respective stockholders of Allis-Chalmers and Bronco Drilling in connection with the merger. Information regarding such persons and a description of their interests in the merger are contained in the joint proxy statement/prospectus filed with the SEC, as it may be amended or supplemented from time to time. Information about the directors and executive officers of Allis-Chalmers and their ownership of Allis-Chalmers common stock is set forth in its amended annual report on Form 10-K/A filed with the SEC on April 29, 2008 and in subsequent statements of changes in beneficial ownership on file with the SEC. Information about the directors and executive officers of Bronco Drilling and their ownership of Bronco Drilling common stock is set forth in its amended annual report on Form 10-K/A filed with the SEC on April 29, 2008, as further amended, and in subsequent statements of changes in beneficial ownership on file with the SEC. Investors may obtain additional information regarding the interests of such participants by reading the joint proxy statement/prospectus for the merger, as it may be amended or supplemented from time to time.

Use of EBITDA and Adjusted EBITDA & Regulation G Reconciliation
This press release contains references to EBITDA, a non-GAAP financial measure that complies with federal securities regulations when it is defined as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. Allis-Chalmers defines EBITDA accordingly for the purposes of this press release. We also utilize Adjusted EBITDA as a supplemental financial measurement in the evaluation of our business. We have defined Adjusted EBITDA for the purposes of this press release to mean EBITDA plus stock compensation expense. However, EBITDA and Adjusted EBITDA, as used and defined by Allis-Chalmers, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other Income or cash flow statement data prepared in accordance with GAAP. However, we believe EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:
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are widely used by investors in the energy industry to measure a company’s operating performance without regard to the items excluded from EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

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help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure and asset base from our operating results; and

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are used by our management for various purposes, including as a measure of operating performance, in presentations to our board of directors, as a basis for strategic planning and forecasting, as a component for setting incentive compensation, and to assess compliance in financial ratios.

There are significant limitations to using EBITDA and Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of recurring and non-recurring items that are excluded from EBITDA and materially affect net income or loss, results of operations, and the lack of compatibility of the results of operations of different companies. Reconciliations of these financial measures to net income, the most directly comparable GAAP financial measure, are provided in the table below.

Reconciliation of EBITDA and Adjusted EBITDA to GAAP Net Income
($ in millions)

	For the Three Months		For the Six Months Ended
	Ended June 30,		June 30,
	2008	2007(1)	2008	2007(1)

Net income	10.6	19.5	18.6	31.7
Depreciation and amortization	16.3	13.2	31.9	26.1
Interest expense, net	10.5	10.7	21.4	24.0
Income taxes	7.0	11.3	11.7	17.6

EBITDA	$44.4	$54.7	$83.6	$99.4
Stock compensation expense (non-cash)	1.8	0.7	4.4	1.1

Adjusted EBITDA	$46.2	$55.4	$88.0	$100.5

(1)	Includes an $8.9 million gain from asset sale in the second quarter of 2007.

ALLIS-CHALMERS ENERGY INC
CONSOLIDATED CONDENSED INCOME STATEMENT
(in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Six Months Ended
	Ended June 30,		June 30,
	2008	2007	2008	2007

Revenues	$163,135	$143,362	$316,317	$279,262

Cost of revenues
Direct costs	105,034	83,218	204,232	160,823
Depreciation	15,225	12,248	29,727	24,064

Total cost of revenues	120,259	95,466	233,959	184,887

Gross margin	42,876	47,896	82,358	94,375

General and administrative expense	14,137	14,302	28,921	28,273
Gain on sale of capillary assets	—	(8,868)	—	(8,868)
Amortization	1,071	988	2,187	2,026

Income from operations	27,668	41,474	51,250	72,944

Other income (expense)
Interest expense	(12,036)	(11,845)	(24,077)	(25,866)
Interest income	1,538	1,108	2,690	1,867
Other	369	92	476	276

Total other income (expense)	(10,129)	(10,645)	(20,911)	(23,723)

Net income before income taxes	17,539	30,829	30,339	49,221

Provision for income taxes	(6,981)	(11,325)	(11,731)	(17,552)

Net income	$10,558	$19,504	18,608	31,669

Net income per common share:
Basic	$0.30	$0.56	$0.53	$0.95

Diluted	$0.30	$0.55	$0.53	$0.93

Weighted average shares outstanding:
Basic	35,018	$34,662	34,928	33,502

Diluted	35,534	35,193	35,386	34,116

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS

Cash and cash equivalents	$10,080	$43,693
Trade receivables, net	143,345	130,094
Inventories	36,707	32,209
Prepaid expenses and other	14,843	11,898

Total current assets	204,975	217,894

Property and equipment, net	668,563	626,668
Goodwill	138,398	138,398
Other intangible assets, net	33,093	35,180
Debt issuance costs, net	13,211	14,228
Note receivable	40,000	—
Other assets	28,221	21,217

Total assets	$1,126,461	$1,053,585

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$9,127	$6,434
Trade accounts payable	46,131	37,464
Accrued salaries, benefits and payroll taxes	20,295	15,283
Accrued interest	18,136	17,817
Accrued expenses	25,078	20,545

Total current liabilities	118,767	97,543

Deferred income tax liability	34,399	30,090
Long-term debt, net of current maturities	532,218	508,300
Other long-term liabilities	3,074	3,323

Total liabilities	688,458	639,256

Commitments and Contingencies

Stockholders’ Equity
Preferred stock	—	—
Common stock	354	351
Capital in excess of par value	331,158	326,095
Retained earnings	106,491	87,883

Total stockholders’ equity	438,003	414,329

Total liabilities and stockholders’ equity	$1,126,461	$1,053,585

ALLIS-CHALMERS ENERGY INC.
SEGMENT INFORMATION
(Unaudited)

	For the Three Months		For the Six Months Ended
	Ended June 30,		June 30,
	2008	2007	2008	2007

Revenue
Oilfield Services	$68,653	$58,122	$136,556	$113,553
Drilling and Completion	69,818	52,861	132,879	101,749
Rental Services	24,664	32,379	46,882	63,960

	$163,135	$143,362	$316,317	$279,262

Operating income (loss)
Oilfield Services	$13,090	$20,595	$26,387	$32,287
Drilling and Completion	9,391	10,218	18,259	19,832
Rental Services	9,266	14,770	15,488	28,693
General corporate	(4,079)	(4,109)	(8,884)	(7,868)

	$27,668	$41,474	$51,250	$72,944

Depreciation and amortization
Oilfield Services	$5,961	$3,877	$11,591	$7,665
Drilling and Completion	3,399	2,741	6,577	5,448
Rental Services	6,795	6,490	13,464	12,751
General corporate	141	128	282	226

	$16,296	$13,236	$31,914	$26,090

Capital expenditures
Oilfield Services	$9,390	$11,091	$23,817	$21,854
Drilling and Completion	21,165	3,150	39,694	5,870
Rental Services	4,415	10,369	11,106	18,882
General corporate	16	226	46	575

	$34,986	$24,836	$74,663	$47,181